Exhibit 99.3

Press Release
www.shire.com

Elections for Interim Dividend in Respect of the Six Months to December 31, 2013

March 3, 2014 - Shire plc (LSE: SHP, NASDAQ: SHPG) announced on February 13, 2014 an interim dividend of 16.93 US cents per Ordinary Share payable on April 8, 2014 to shareholders on the register of members at the close of business on March 7, 2014.

Shareholders are reminded that the final date for submission of elections to receive UK sourced dividends via the income access share arrangements is March 7, 2014.

In the absence of any such elections, previous elections or deemed elections will remain in force.

Shareholders who do not elect (or have not been deemed to elect) to receive UK sourced dividends through the income access share arrangements are reminded that their dividends will be Irish sourced and subject to Irish dividend withholding tax unless the Company's Registrar is in possession of a valid exemption form by 5pm on March 7, 2014.  Exemption forms may be submitted by email to queriesdividendplanning@equiniti.com

Enquiries may be addressed to the Company’s Registrar’s Dividend Planning Team on + 44 (0) 1903 854 103.

Tony Guthrie

Deputy Company Secretary

For further information please contact:

Investor Relations
Laurie Stelzer	lstelzer@shire.com	+1 781 482 0733
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX